Exhibit 99.2

Consent of Person About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the registration statement on Form S-4 of OpGen, Inc. and any amendments and supplements thereto, as a person about to become a member of the board of directors of OpGen, Inc. and to the filing of this consent as an exhibit to such registration statement and any amendment or supplement thereto.

By:	/s/ William Rhodes	By:	/s/ Oliver Schacht
Name:	William Rhodes	Name:	Oliver Schacht, Ph.D.
Title:	Director	Title:	Executive Director
Date:	12 November 2019	Date:	12 November 2019

By:	/s/ Mario Crovetto	By:	/s/ Prabhavathi Fernandes
	Mario Crovetto	Name:	Prabhavathi Fernandes, Ph.D.
Title:	Director	Title:	Director
Date:	12 November 2019	Date:	12 November 2019